As filed with the Securities and Exchange Commission on January 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOCGO INC.

(Exact name of registrant as specified in its charter)

Delaware	85-2515483
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

35 West 35th Street, Floor 6,
New York, NY 10001
Telephone: (844) 443-6246
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stan Vashovsky
Chief Executive Officer
35 West 35th Street, Floor 6,
New York, NY 10001
Telephone: (844) 443-6246
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

George Stamas
William Sorbella
Evan M. D’Amico
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Tel: (212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.0001	24,511,540	(4)	$8.73	$213,985,740.01	$19,836.48

(1)	In addition to the number of shares of the common stock, par value $0.0001 per share (the “Common Stock”) of DocGo Inc. (the “Company” or “Registrant”) stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of options and other rights to acquire Common Stock that may be granted pursuant to the DocGo Inc. 2021 Stock Incentive Plan (the “Plan”). The number of shares of Common Stock reserved under the Plan will automatically increase on the first day of each fiscal year (the “Automatic Increase”), starting on January 1, 2022 and continuing through January 1, 2031, in an amount equal to 4.0% of the total number of shares of the Common Stock outstanding on December 31st of the preceding calendar year or a lesser number of shares determined by the Board of Directors of the Company.

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock on January 10, 2022, as reported on the Capital Market of the Nasdaq Stock Market LLC, under the symbol “DCGO.”

(4)	Represents (i) 16,607,894 shares of Common Stock initially authorized pursuant to the Plan, (ii) 4,002,778 shares of Common Stock authorized pursuant to the Automatic Increase, and (iii) 3,900,868 shares of Common Stock underlying the Substitute Awards (as defined in the Plan).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by DocGo Inc., a Delaware corporation (the “Company”), relating to 24,511,540 shares of its common stock, par value $0.0001 per share (the “Common Stock”), available for issuance pursuant to awards to eligible persons under the DocGo Inc. 2021 Stock Incentive Plan (the “Plan”).

PART I

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement and deemed to be a part hereof:

(1)	The prospectus dated January 3, 2022, filed by the Registrant with the Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”), on January 3, 2022, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-261363), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed and the description of the Common Stock; and

(2)	The current reports on Form 8-K and amendments to current reports on Form 8-K filed by the Company with the Commission on March 9, 2021, March 18, 2021, April 29, 2021, May 13, 2021, May 21, 2021, May 28, 2021, July 20, 2021, November 12, 2021, November 15, 2021, November 23, 2021, and December 1, 2021.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, we are not incorporating by reference (i) any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file or furnish with the Commission, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. The Company’s certificate of incorporation and bylaws provide for the indemnification of current and former officers and directors of the Company to the fullest extent permitted by Delaware law. The Company’s certificate of incorporation and bylaws provide that the Company will indemnify, and pay expenses to, any officer or director to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”).

Section 145 of the DGCL provides that a corporation may indemnify directors and officers and other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits, and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Further, the Company maintains directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

The Company has entered into written indemnification agreements with its directors and executive officers. The indemnification agreements provide its directors and executive officers with contractual rights to indemnification to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Second Amended and Restated Certificate of Incorporation of DocGo Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 12, 2021).

4.2	Amended and Restated Bylaws of DocGo Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 12, 2021).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Urish Popeck & Co. LLC.

23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

99.1	DocGo Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 of Amendment No. 5 to the Company’s Registration Statement on Form S4/A filed on October 7, 2021).

*	Filed herewith.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of January, 2022.

DOCGO INC.

By:	/s/ Stan Vashovsky
Name:	Stan Vashovsky
Title:	Chief Executive Officer

POWER OF ATTORNEY

NOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stan Vashovsky and Andre Oberholzer and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Name	Title	Date

/s/ Stan Vashovsky	Chief Executive Officer; Director; Chairman of the Board of Directors (principal executive officer)	January 11, 2022
Stan Vashovsky
/s/ Andre Oberholzer	Chief Financial Officer (principal financial officer and principal accounting officer)	January 11, 2022
Andre Oberholzer
/s/ Chris Fillo	Director	January 11, 2022
Chris Fillo

/s/ Ely D. Tendler	Director; General Counsel and Secretary	January 11, 2022
Ely D. Tendler

/s/ Ira Smedra	Director	January 11, 2022
Ira Smedra

/s/ Steven Katz	Director	January 11, 2022
Steven Katz

/s/ James M. Travers	Director	January 11, 2022
James M. Travers

/s/ Michael Burdiek	Director	January 11, 2022
Michael Burdiek